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                                                                    EXHIBIT 12.1

                                 ADAPTEC, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Amounts in thousands)



                                                              1993        1994         1995         1996         1997
                                                            ---------   ---------   ----------   ----------   ----------
Pre-tax income from continuing operations                   $  65,854   $  78,603   $  124,537   $  137,989   $  171,781
                                                            ---------   ---------   ----------   ----------   ----------
Fixed charges:
  Interest expense                                                967       1,306        1,179          840        2,744
  Rentals - 33%                                                   480         541          784        1,226        1,881
                                                            ---------   ---------   ----------   ----------   ----------
   Total fixed charges                                          1,447       1,847        1,963        2,066        4,625
                                                            ---------   ---------   ----------   ----------   ----------
Earnings before income taxes and fixed charges              $  67,301   $  80,450   $  126,500   $  140,055   $  176,406
                                                            =========   =========   ==========   ==========   ==========
RATIO OF EARNINGS TO FIXED CHARGES                               46.5        43.6         64.4         67.8         38.1
                                                            =========    =========   ==========   ==========   ==========